EXHIBIT 99.1

Eagle Bancorp Montana Profits More than Triple to $386,000 and Revenues Grow 20% in 1Q15 from 1Q14; Declares Regular Quarterly Cash Dividend of $0.075 per Share

HELENA, Mont., April 28, 2015 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of Opportunity Bank of Montana, today reported that net income increased to $386,000, or $0.10 per diluted share, in the first quarter of 2015 compared to $108,000, or $0.03 per diluted share in the same quarter a year ago. In the preceding quarter ended December 31, 2014, Eagle earned $924,000, or $0.24 per diluted share, which included an income tax benefit of $512,000 due to an increase in tax exempt income, continued utilization of the new market tax credit and other factors.

"Our Montana markets continue to grow, with construction for both commercial and residential projects generating strong demand for banking services in our markets," said Peter J. Johnson, President and CEO. "We are taking advantage of this growth by building our relationships with existing clients, as well as developing new client relationships. As a result, revenues grew 19.6% year-over-year and earnings more than doubled, reflecting robust loan growth and excellent asset quality."

The Company also announced its board of directors declared its regular quarterly cash dividend of $0.075 per share. The dividend will be payable June 5, 2015 to shareholders of record May 15, 2015.

First Quarter 2015 Highlights (at or for the period ended March 31, 2015, except where noted)

  Net income increased 257.4% to $386,000, or $0.10 per diluted share in the first quarter, compared to $108,000, or $0.03 per diluted share in the first quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 4.1% to $7.1 million compared to $6.8 million in the preceding quarter and increased 19.6% compared to $5.9 million in the first quarter a year ago.
  Net interest margin was 3.35% in the first quarter, compared to 3.47% three months earlier and increased six basis points when compared to 3.29% a year earlier.
  Total loans increased 29.0% to $336.4 million at March 31, 2015, compared to $260.8 million a year earlier.
  Commercial loans increased 31.0% to $38.6 million and commercial real estate loans increased 45.8% to $131.1 million, from a year ago.
  Total deposits increased 3.2% to $452.7 million, compared to $438.8 million a year earlier.
  Credit quality remained excellent with nonperforming assets at $865,000, or 0.15% of total assets at March 31, 2015, compared to $1.6 million, or 0.29% of total assets at December 31, 2014, and $1.1 million, or 0.21% of total assets a year ago.
  Nonperforming loans (NPLs) improved substantially to $223,000 at March 31, 2015, compared to $1.0 million three months earlier and $618,000 a year ago.
  Capital ratios remain strong with a tangible shareholders equity ratio of 9.35% at March 31, 2015.
  Declared a regular quarterly cash dividend of $0.075 per share, providing a 2.8% current yield at recent market prices.

Balance Sheet Results

"Loan activity is improving across all loan categories, particularly in commercial real estate, commercial loans and residential loans," said Johnson. "We expect to see continued growth in these portfolios throughout 2015 as Montana's economy continues to improve," said Johnson. Total loans increased 5.6% to $336.4 million at March 31, 2015, compared to $318.7 million three months earlier and increased 29.0% compared to $260.8 million a year earlier.

"During the quarter we originated $57.6 million in new residential mortgages, excluding construction loans, and sold $54.7 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.1%. This production compares to residential mortgage originations of $54.8 million in the preceding quarter with sales of $50.8 million," said Johnson.

Commercial real estate loans increased 45.8% to $131.1 million at March 31, 2015, compared to $89.9 million a year earlier, while residential mortgage loans increased 18.1% to $104.5 million compared to $88.5 million a year earlier. Commercial loans increased 31.0% to $38.6 million, home equity loans increased 12.1% to $40.3 million and construction loans increased 72.5% to $8.7 million, compared to a year ago.

Total deposits increased 3.2% to $452.7 million at March 31, 2015, compared to $438.8 million a year earlier and were up 2.7% compared to $441.0 million at December 31, 2014. As of March 31, 2015, checking and money market accounts represent 52.3%, savings accounts represent 14.7%, and CDs comprise 33.0% of the total deposit portfolio.

Eagle's total assets increased 7.6% to $559.4 million at March 31, 2015, compared to $519.8 million a year earlier. Shareholders' equity improved to $54.8 million at March 31, 2015, compared to $54.5 million at December 31, 2014, and $49.5 million year ago. Tangible book value increased to $12.34 per share at March 31, 2015, compared to $12.07 per share at December 31, 2014 and $10.64 per share a year earlier. The year-over-year increase is a result of steady growth in earnings and increases in the fair value of the investment portfolio that were caused by lower interest rates.

Credit Quality

Despite excellent credit quality we increased the provision for loan losses to keep pace with our solid loan production that fueled loan growth. The provision for the first quarter was $322,000, compared to $300,000 in the preceding quarter and $128,000 in the first quarter a year ago. As of March 31, 2015, the allowance for loan losses represented 1,177.1% of nonperforming loans compared to 242.6% three months earlier and 351.9% a year earlier.

Nonperforming loans (NPLs) were $223,000 at March 31, 2015, compared to $1.01 million three months earlier, and $618,000 a year ago. First quarter net charge-offs were $147,000, compared to $150,000 in the preceding quarter and $74,000 in the first quarter a year ago. The allowance for loan losses was $2.6 million, or 0.78% of total loans at March 31, 2015, compared to $2.5 million, or 0.77% of total loans at December 31, 2014, and $2.2 million, or 0.83% of total loans a year ago.

OREO and other repossessed assets was $642,000 at March 31, 2015, which was up slightly compared to $637,000 at December 31, 2014. Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $865,000 at March 31, 2015, a 47.5% decrease compared to $1.6 million three months earlier, and a 19.6% decrease compared to $1.1 million a year ago.

Operating Results

First quarter revenues increased 4.1% to $7.1 million compared to $6.8 million in the preceding quarter and increased 19.6% compared to $5.9 million in the first quarter a year ago. Net interest income before the provision for loan loss was $4.2 million in the first quarter compared to $4.4 million in the preceding quarter and increased 10.6% compared to $3.8 million in the first quarter a year ago.

"Our net interest margin contracted slightly during the quarter, as we continue to see pressure on loan yields in this very low interest rate environment," said Johnson. "Also, our investment portfolio had increased prepayment activity, resulting in lower income due to faster amortization of premiums." Eagle's net interest margin was 3.35% in the first quarter compared to 3.47% in the preceding quarter but increased six basis points compared to 3.29% in the first quarter a year ago. Funding costs for the quarter were down three basis points while asset yields increased three basis points compared to a year ago. The investment securities portfolio decreased to $152.2 million at March 31, 2015, compared to $191.3 million a year ago, which increased average yields on earning asset balances moderately.

Eagle's noninterest income was $2.9 million in the first quarter which was an 18.4% increase compared to $2.4 million in the preceding quarter and a 35.8% increase compared to $2.1 million in the first quarter a year ago. The increase was primarily due to the net gain on the sale of loans, which increased 11.3% to $1.6 million, compared to $1.5 million in the preceding quarter and increased 95.1% compared to $836,000 in the first quarter a year ago. "Montana's new home purchase activity has been robust and our housing market continues to improve," added Johnson.

First quarter noninterest expenses were $6.4 million compared to $6.1 million in the preceding quarter and $5.7 million in the first quarter one year ago.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with a tangible shareholder to tangible asset ratio of 9.35% at March 31, 2015. (Shareholder equity and trust preferred securities less goodwill and core deposit intangible to tangible assets).

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Audited)	(Unaudited)
	March 31,	December 31,	March 31,
	2015	2014	2014

Assets:
Cash and due from banks	$ 3,506	$ 11,889	$ 6,278
Interest-bearing deposits with banks	1,244	613	3,013
Federal funds sold	--	--	--
Total cash and cash equivalents	4,750	12,502	9,291
Securities available-for-sale, at market value	152,239	161,787	191,280
FHLB stock, at cost	1,967	1,968	1,878
FRB stock	641	641	--
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	17,021	17,587	9,405
Loans:
Residential mortgage (1-4 family)	104,546	102,543	88,507
Commercial loans	38,625	37,536	29,477
Commercial real estate	131,110	117,627	89,896
Construction loans	8,711	8,002	5,050
Consumer loans	13,664	13,827	12,299
Home equity	40,312	39,671	35,952
Unearned loan fees	(553)	(486)	(414)
Total loans	336,415	318,720	260,767
Allowance for loan losses	(2,625)	(2,450)	(2,175)
Net loans	333,790	316,270	258,592
Accrued interest and dividends receivable	2,146	2,318	2,219
Mortgage servicing rights, net	4,271	4,115	3,602
Premises and equipment, net	19,694	19,964	19,655
Cash surrender value of life insurance	11,816	11,735	11,004
Real estate and other assets acquired in settlement of loans, net	642	637	458
Goodwill	7,034	7,034	7,034
Core deposit intangible	625	663	788
Other assets	2,574	2,831	4,470
Total assets	$ 559,365	$ 560,207	$ 519,831

Liabilities:
Deposit accounts:
Noninterest bearing	65,877	60,507	59,889
Interest bearing	386,822	380,476	378,913
Total deposits	452,699	440,983	438,802
Accrued expense and other liabilities	4,050	4,578	3,164
Federal funds purchased	--	--	--
FHLB advances and other borrowings	42,640	54,993	23,211
Subordinated debentures	5,155	5,155	5,155
Total liabilities	504,544	505,709	470,332

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized; none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,822,981; 3,878,781; 3,918,399 outstanding at March 31, 2015, December 31, 2014 and March 31, 2014, respectively)	41	41	41
Additional paid-in capital	22,126	22,122	22,120
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,099)	(1,141)	(1,265)
Treasury stock, at cost (260,146 shares at March 31, 2015, 204,346 shares at December 31, 2014 and 164,728 shares at March 31, 2014)	(2,810)	(2,194)	(1,800)
Retained earnings	35,983	35,885	34,246
Accumulated other comprehensive loss	580	(215)	(3,843)
Total shareholders' equity	54,821	54,498	49,499
Total liabilities and shareholders' equity	$ 559,365	$ 560,207	$ 519,831

Income Statement	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Interest and dividend Income:
Interest and fees on loans	$ 3,962	$ 3,904	$ 3,254
Securities available-for-sale	759	982	1,066
FRB dividends	--	19	--
Interest on deposits with banks	3	--	1
Total interest and dividend income	4,724	4,905	4,321
Interest Expense:
Interest expense on deposits	337	339	329
Advances and other borrowings	143	154	152
Subordinated debentures	21	21	21
Total interest expense	501	514	502
Net interest income	4,223	4,391	3,819
Loan loss provision	322	300	128
Net interest income after loan loss provision	3,901	4,091	3,691

Noninterest income:
Service charges on deposit accounts	223	254	226
Net gain on sale of loans	1,631	1,466	836
Mortgage loan servicing fees	415	387	359
Net gain on sale of available-for-sale securities	186	141	196
Net loss on fair value hedge	(93)	(317)	(72)
Other income	520	504	578
Total noninterest income	2,882	2,435	2,123

Noninterest expense:
Salaries and employee benefits	3,379	3,143	3,209
Occupancy and equipment expense	736	731	711
Data processing	509	542	458
Advertising	219	242	211
Amortization of mortgage servicing fees	217	162	132
Amortization of core deposit intangible and tax credits	100	103	105
Federal insurance premiums	95	101	84
Postage	46	51	40
Legal, accounting and examination fees	156	207	111
Consulting fees	240	175	164
Other expense	664	657	474
Total noninterest expense	6,361	6,114	5,699

Income before income taxes	422	412	115
Income tax provision (benefit)	36	(512)	7
Net income	$ 386	$ 924	$ 108

Basic earnings per share	$ 0.10	$ 0.24	$ 0.03
Diluted earnings per share	$ 0.10	$ 0.24	$ 0.03
Weighted average shares outstanding (basic EPS)	3,844,617	3,875,150	3,918,399
Weighted average shares outstanding (diluted EPS)	3,881,872	3,918,699	3,973,202

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	March 31	December 31	September 30	March 31
	2015	2014	2014	2014
Asset Quality:
Nonaccrual loans	$ 176	$ 962	$ 486	$ 384
Loans 90 days past due	--	--	--	--
Restructured loans, net	47	48	50	234
Total nonperforming loans	223	1,010	536	618
Other real estate owned and other repossessed assets	619	637	619	458
Total nonperforming assets	$ 842	$ 1,647	$ 1,155	$ 1,076
Nonperforming loans / portfolio loans	0.07%	0.32%	0.18%	0.24%
Nonperforming assets / assets	0.15%	0.30%	0.21%	0.21%
Allowance for loan losses / portfolio loans	0.78%	0.77%	0.76%	0.83%
Allowance / nonperforming loans	1,177.13%	242.57%	429.10%	351.94%
Gross loan charge-offs for the quarter	$ 148	$ 168	$ 80	$ 75
Gross loan recoveries for the quarter	$ 1	$ 18	$ 40	$ 1
Net loan charge-offs for the quarter	$ 147	$ 150	$ 40	$ 74

Capital Data (At quarter end):
Tangible book value per share	$ 12.34	$ 12.07	$ 11.62	$ 10.64
Shares outstanding	3,822,981	3,878,781	3,866,233	3,918,399

Profitability Ratios (For the quarter):
Efficiency ratio*	88.12%	88.06%	84.15%	93.39%
Return on average assets	0.28%	0.67%	0.52%	0.08%
Return on average equity	2.82%	6.92%	5.49%	0.88%
Net interest margin	3.35%	3.47%	3.34%	3.29%

Profitability Ratios (Year-to-date):
Efficiency ratio *	88.12%	86.10%	84.15%	88.31%
Return on average assets	0.28%	0.60%	0.54%	0.33%
Return on average equity	2.82%	6.20%	5.67%	3.42%
Net interest margin	3.35%	3.40%	3.34%	3.25%

Other Information
Average total assets for the quarter	$ 550,980	$ 552,845	$ 547,111	$ 512,395
Average total assets year to date	$ 550,980	$ 550,447	$ 547,111	$ 511,001
Average earning assets for the quarter	$ 503,894	$ 506,380	$ 500,485	$ 464,796
Average earning assets year to date	$ 503,894	$ 503,927	$ 500,485	$ 460,691
Average loans for the quarter **	$ 339,007	$ 325,842	$ 304,791	$ 262,579
Average loans year to date **	$ 339,007	$ 315,316	$ 304,791	$ 253,914
Average equity for the quarter	$ 54,847	$ 53,414	$ 52,299	$ 49,018
Average equity year to date	$ 54,847	$ 52,971	$ 52,299	$ 48,651
Average deposits for the quarter	$ 445,655	$ 440,999	$ 436,044	$ 433,140
Average deposits year to date	$ 445,655	$ 438,751	$ 436,044	$ 427,395

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006
         Laura F. Clark, SVP and CFO
         (406) 457-4007